Exhibit 99.1

News Release

U.S. Silica Holdings, Inc. Announces First Quarter 2014 Results

•	Revenue for the quarter up 47.2% year-over-year

•	EPS of $0.34 per basic share; excluding additional M&A and business development expense, EPS of $0.37 per basic share

•	Overall sales volumes for oil and gas frac sand increased 45% year-over-year to 1.3 million tons

•	New Utica, IL mine and plant expected to come online late second quarter, adding 1.5 million tons of oil and gas capacity

•	Company revising full-year 2014 adjusted EBITDA guidance to the high end of the range of $180 million to $200 million

Frederick, Md., April 29, 2014 – U.S. Silica Holdings, Inc. (NYSE: SLCA) today announced net income of $18.4 million or $0.34 per basic and diluted share for the first quarter ended March 31, 2014 compared with net income of $17.3 million or $0.33 per basic share and $0.32 per diluted share for the first quarter of 2013. Earnings per share in the quarter were negatively impacted by $1.8 million or $0.03 per basic share for additional M&A and business development expense. Excluding this expense, net income for the first quarter ended March 31, 2014 was $19.7 million or $0.37 per basic and diluted share.

Bryan Shinn, president and chief executive officer commented, “Clearly, we are off to a very strong start in 2014, and the momentum has continued into Q2. The strength and resiliency of our in-basin inventory model for oil and gas was demonstrated again as we have experienced minimal weather-related disruptions this year. We are currently sold out of all grades of frac sand and believe that industry demand growth will continue to outpace planned supply additions. As the frac sand market tightened throughout Q1, we have been increasing prices in most basins while continuing to improve efficiencies. On the industrial side of our business, we expect continued contribution margin gains as we implement various price increases and bring on new, value-added products during the year.”

First Quarter 2014 Highlights

Total Company

•	Revenue totaled $180.1 million compared with $122.3 million for the same period last year and up 20% sequentially over the fourth quarter of 2013.

•	Overall sales volumes increased to 2.3 million tons, a 22.5% improvement over the first quarter of 2013 and up 10% sequentially over the fourth quarter of 2013.

•	Contribution margin for the quarter was $54.8 million compared with $49.4 million in the same period of the prior year and up 14% sequentially over the fourth quarter of 2013.

•	Adjusted EBITDA was $41.9 million versus $ 38.8 million for the same period last year and representing a 17% increase sequentially over the fourth quarter of 2013.

Oil and Gas

•	Revenue for the quarter totaled $130.6 million compared with $73.6 million in the same period in 2013. 69% of total sales were made in basin via transloads compared with 40% in the first quarter of 2013.

•	Overall sales volumes totaled 1.3 million tons compared with 921.0 thousand tons sold in the first quarter of 2013.

•	Segment contribution margin was $41.6 million versus $36.2 million in the first quarter of 2013.

Industrial and Specialty Products

•	Revenue for the quarter totaled $49.5 million compared with $48.7 million for the same period in 2013.

•	Overall sales volumes totaled 975.4 thousand tons compared with 964.9 thousand tons sold in the same period last year.

•	Segment contribution margin was $13.2 million compared with $13.2 million in the first quarter of 2013.

Capital Update

As of March 31, 2014, the Company had $160.8 million in cash and cash equivalents and short term investments and $46.5 million available under its credit facilities. Total long-term debt at March 31, 2014 totaled $367.1 million. Capital expenditures in the first quarter totaled $10.6 million and were associated largely with the Company’s investment in a new frac sand mine and plant located near Utica, Illinois, a new transload facility under construction in Odessa, Texas and other maintenance capital projects.

Outlook and Guidance

The Company is revising the guidance it provided in its press release dated Jan. 31, 2014. For the full-year 2014, the Company now anticipates adjusted EBITDA in the upper end of the range of $180 million to $200 million. The Company still expects capital expenditures of approximately $80 million and an effective tax rate of approximately 25 percent.

Conference Call

U.S. Silica will host a conference call for investors tomorrow, April 30, 2014 at 9:00 a.m. Eastern Time to discuss these results. Hosting the call will be Bryan Shinn, president and chief executive officer and Don Merril, vice president and chief financial officer. Investors are invited to listen to a live webcast of the conference call by visiting the “Investor Resources” section of the Company’s website at www.ussilica.com. The webcast will be archived for one year. The call can also be accessed live over the telephone by dialing (855) 325-2605 or for international callers, (970) 315-0758. The conference passcode is 27164815. A replay will be available shortly after the call and can be accessed by dialing (855) 859-2056. The Passcode for the replay is 27164815. The replay of the call will be available through May 30, 2014.

About U.S. Silica

U.S. Silica Holdings, Inc., a member of the Russell 2000 and S&P Small Cap 600 indexes, is one of the largest domestic producers of commercial silica, a specialized mineral that is a critical input into the oil and gas proppants end market. The company also processes ground and unground silica sand for a variety of industrial and specialty products end markets such as glass, fiberglass, foundry molds, municipal filtration and recreational uses. During its 100-plus year history, U.S. Silica Holdings, Inc. has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 250 products to customers across these end markets. U.S. Silica Holdings, Inc. is headquartered in Frederick, MD.

Forward-looking Statements

Certain statements in this press release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of this date. Forward-looking statements made include any statement that does not directly relate to any historical or current fact and may include, but are not limited to, statements regarding U.S. Silica’s growth opportunities, strategy, future financial results, forecasts, projections, plans and capital expenditures, and the commercial silica industry. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are: (1) fluctuations in demand for commercial silica; (2) the cyclical nature of our customers’ businesses; (3) operating risks that are beyond our control; (4) federal, state and local legislative and regulatory initiatives relating to hydraulic fracturing; (5) our ability to implement our capacity expansion plans within our current timetable and budget; (6) loss of, or reduction in, business from our largest customers; (7) increasing costs or a lack of dependability or availability of transportation services or infrastructure; (8) our substantial indebtedness and pension obligations; (9) our ability to attract and retain key personnel; (10) silica-related health issues and corresponding litigation; (11) seasonal and severe weather conditions; and (12) extensive and evolving environmental, mining, health and safety, licensing, reclamation and other regulation (and changes in their enforcement or interpretation). Additional information concerning these and other factors can be found in U.S. Silica’s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

U.S. SILICA HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2014	2013
Sales	$180,095	$122,311
Cost of goods sold (excluding depreciation, depletion and	126,770	74,412
Operating expenses
Selling, general and administrative	15,445	12,404
Depreciation, depletion and amortization	9,589	8,278

	25,034	20,682

Operating income	28,291	27,217
Other (expense) income
Interest expense	(3,808)	(3,576)
Other income, net, including interest income	38	122

	(3,770)	(3,454)

Income before income taxes	24,521	23,763
Income tax expense	(6,150)	(6,486)

Net income	$18,371	$17,277

Earnings per share:
Basic	$0.34	$0.33
Diluted	$0.34	$0.32

U.S. SILICA HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	March 31,	December 31,
	2014	2013
	(unaudited)	(audited)
ASSETS
Current Assets:
Cash and cash equivalents	$85,700	$78,256
Short-term investments	75,068	74,980
Accounts receivable, net	97,369	75,207
Inventories, net	51,171	64,212
Prepaid expenses and other current assets	13,890	11,104
Deferred income tax, net	18,022	17,737

Total current assets	341,220	321,496

Property, plant and mine development, net	443,406	442,116
Debt issuance costs, net	5,035	5,255
Goodwill	68,403	68,403
Trade names	10,436	10,436
Customer relationships, net	6,018	6,120
Other assets	8,659	9,635

Total assets	$883,177	$863,461

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Book overdraft	$2,529	$4,659
Accounts payable	46,431	37,376
Dividends payable	26	6,709
Accrued liabilities	10,879	10,823
Accrued interest	41	41
Current portion of long-term debt	3,489	3,488
Income tax payable	2,648	1,037

Total current liabilities	66,043	64,133

Long-term debt	367,090	367,963
Liability for pension and other post-retirement benefits	36,189	36,802
Deferred income tax, net	72,762	71,318
Other long-term obligations	14,445	13,951

Total liabilities	556,529	554,167

Commitments and contingencies

Stockholders’ Equity:
Common stock	536	534
Preferred stock	—	—
Additional paid-in capital	180,340	174,799
Retained earnings	149,630	137,978
Treasury stock, at cost	—	—
Accumulated other comprehensive loss	(3,858)	(4,017)

Total stockholders’ equity	326,648	309,294

Total liabilities and stockholders’ equity	$883,177	$863,461

Non-GAAP Financial Measures

Segment Contribution Margin

Segment contribution margin is a key metric that management uses to evaluate our operating performance and to determine resource allocation between segments. Segment contribution margin excludes certain corporate costs not associated with the operations of the segment. These unallocated costs include costs related to corporate functional areas such as sales, production and engineering, corporate purchasing, accounting, treasury, information technology, legal and human resources.

The following table sets forth a reconciliation of income before income taxes, the most directly comparable GAAP financial measure, to segment contribution margin.

	For the Three Months Ended March 31,
	2014	2013
	(in thousands)
Sales:
Oil & Gas Proppants	$130,584	$73,582
Industrial & Specialty Products	49,511	48,729

Total sales	180,095	122,311
Segment contribution margin:
Oil & Gas Proppants	41,628	36,162
Industrial & Specialty Products	13,187	13,246

Total segment contribution margin	54,815	49,408
Operating activities excluded from segment cost of goods sold	(1,490)	(1,509)
Selling, general and administrative	(15,445)	(12,404)
Depreciation, depletion and amortization	(9,589)	(8,278)
Interest expense	(3,808)	(3,576)
Other income, net, including interest income	38	122

Income (loss) before income taxes	$24,521	$23,763

Adjusted EBITDA

Adjusted EBITDA is not a measure of our financial performance or liquidity under GAAP and should not be considered as an alternative to net income as a measure of operating performance, cash flows from operating activities as a measure of liquidity or any other performance measure derived in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized, and excludes certain non-recurring charges that may recur in the future. Management compensates for these limitations by relying primarily on our GAAP results and by using Adjusted EBITDA only supplementally. Our measure of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

The following table sets forth a reconciliation of net income, the most directly comparable GAAP financial measure, to Adjusted EBITDA.

	Three Months Ended March 31,
	2014	2013
	(in thousands)
Net income	$18,371	$17,277
Total interest expense, net of interest income	3,873	3,552
Provision for taxes	6,150	6,486
Total depreciation, depletion and amortization expenses	9,589	8,278

EBITDA	37,983	35,593
Non-cash incentive compensation (1)	1,330	678
Post-employment expenses (excluding service costs) (2)	381	586
Other adjustments allowable under our existing credit agreements (3)	2,234	1,930

Adjusted EBITDA	$41,928	$38,787

(1)	Includes vesting of incentive equity compensation issued to our employees.
(2)	Includes net pension cost and net post-retirement cost relating to pension and other post-retirement benefit obligations during the applicable period, but in each case excluding the service cost relating to benefits earned during such period. See Note M- Pension and Post-retirement Benefits to our Financial Statements in Part I, Item 1 of this Quarterly Report on Form 10-Q.
(3)	Reflects miscellaneous adjustments permitted under our existing credit agreement, including such items as expenses related to offerings of our common stock by our former controlling shareholder, business development activities related to our growth and expansion initiatives, one-time litigation fees, expenses related to debt refinancing and employment agency fees.

Investor Contact:

Michael Lawson

Director of Investor Relations and Corporate Communications

(301) 682-0304

lawsonm@USSilica.com

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